Exhibit 5.1

[Letterhead of Sherman & Howard L.L.C.]

August 1, 2019

Arrow Electronics, Inc.

9201 East Dry Creek Road

Centennial, Colorado 80112

Re:                             Arrow Electronics, Inc. Form S-8 Registration Statement

Ladies and Gentleman:

Reference is made to the registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on or about August 1, 2019 (the “Registration Statement”) by Arrow Electronics, Inc., a New York corporation (the “Company”), for the purpose of registering under the Securities Act of 1933, as amended (the “Act”), 4,900,000 shares of its common stock, $1.00 par value per share (the “Common Stock”), which may be offered and issued under the Arrow Electronics, Inc. 2004 Omnibus Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies of all documents, corporate records or other writings that we consider relevant for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures on all original documents, the legal competency of each individual executing any such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies of originals. As to facts material to our opinions, we have relied, without independent verification, upon certificates, documents, statements and other information of the Company or representatives or officers thereof.

In all such examinations, we have assumed, without independent investigation or inquiry, the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon and have assumed the accuracy of, the statements made in a certificate of an officer of the Company delivered to us and the certificates and other statements or information of or from public officials and officers and representatives of the Company.

Based on the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the shares of Common Stock, when issued, delivered and paid for as contemplated by the Registration Statement and in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws other than the Business Corporation Law of the State of New York. We express no opinion with respect to the blue sky securities laws of any state, including New York.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

Sherman & Howard L.L.C.